UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of report (Date of earliest event reported) December 18, 2007

INSPIRE PHARMACEUTICALS, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	000-31135	04-3209022
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4222 Emperor Boulevard, Suite 200, Durham, North Carolina	27703-8466
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code (919) 941-9777

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.03	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

As previously reported, on July 20, 2007, Inspire Pharmaceuticals, Inc. sold 140,186 shares of its Series A Exchangeable Preferred Stock (the “Exchangeable Preferred Stock”) to Warburg Pincus Private Equity IX, L.P. (“Warburg”). In relation to such sale, effective as of July 19, 2007, Inspire filed with the Secretary of State of the State of Delaware a Certificate of Designation, Number, Voting Powers, Preferences and Rights of Series A Exchangeable Preferred Stock of Inspire Pharmaceuticals, Inc. On October 31, 2007, the outstanding Exchangeable Preferred Stock was exchanged for 14,018,600 shares of Inspire’s common stock in accordance with the terms of the Exchangeable Preferred Stock. As a result of the exchange, there are no longer any issued and outstanding shares of Exchangeable Preferred Stock. On December 18, 2007, Inspire filed with the Delaware Secretary of State a Certificate of Retirement of Series A Exchangeable Preferred Stock to retire the 140,186 shares of Exchangeable Preferred Stock that were issued to Warburg, to designate the 109,814 shares of Exchangeable Preferred Stock that were never issued as authorized but unissued shares of Inspire’s preferred stock, and to eliminate from its Amended and Restated Certificate of Incorporation, as further amended, all references to the Exchangeable Preferred Stock.

Effective as of the filing of the Certificate of Retirement of Series A Exchangeable Preferred Stock, Inspire’s Amended and Restated Certificate of Incorporation was amended to provide that the total number of shares of preferred stock, par value $0.001 per share, which Inspire is authorized to issue is 1,859,814 shares. Of such 1,859,814 shares of preferred stock, 100,000 are designated as “Series H Preferred Stock”, par value $0.001 per share.

Item 9.01	Financial Statements and Exhibits.

Exhibits No.	Description
3.1	Certificate of Retirement of Series A Exchangeable Preferred Stock of Inspire Pharmaceuticals, Inc.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Inspire Pharmaceuticals, Inc.

By:	/s/ Christy L. Shaffer
Christy L. Shaffer, Ph.D.,
President and Chief Executive Officer

Dated: December 21, 2007

EXHIBIT INDEX

No.	Description
3.1	Certificate of Retirement of Series A Exchangeable Preferred Stock of Inspire Pharmaceuticals, Inc.